Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-163968) of Energy XXI Gulf Coast, Inc. of our report dated November 25, 2009, relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased by Energy XXI, Inc., an indirect wholly owned subsidiary of Energy XXI (Bermuda) Limited (“Energy XXI”), from MitEnergy Upstream, LLC for each of the fiscal twelve month periods in the three-year period ended June 30, 2009 appearing in Energy XXI’s current report on Form 8-K/A filed on December 1, 2009.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
January 18, 2010